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                                                                    EXHIBIT 99.2


Micro Therapeutics Receives First Portion of $56 Million Financing Commitment

IRVINE, Calif. - June 4, 2001 -- Micro Therapeutics, Inc. (Nasdaq: MTIX) said today it has received $6.8 million as the principal part of the first stage of a financing commitment from Micro Investment, LLC, a limited liability company managed by Warburg, Pincus Equity Partners, L.P.
As previously announced, the financing consists of a two-stage private placement of common stock and will be used primarily to support Micro Therapeutics' (MTI) ongoing clinical, marketing and new product development programs, principally for the company's innovative Onyx(TM) Liquid Embolic System. The second stage of the investment will comprise the placement of approximately 8.1 million shares of common stock at a price of $6.00 per share, providing MTI with proceeds of approximately $48.5 million before transaction expenses. MTI has agreements with other parties, which allow those parties to participate in private equity financings. If those parties elect to fully participate in this financing, an aggregate of approximately 10 million shares will be issued to the investor and the other parties in the second stage at a price of approximately $5.92 per share, giving MTI proceeds in the second stage of approximately $59 million.

"This funding is the first portion of an important financing transaction that comes at an exciting juncture in the company's development," said John Rush, president and chief executive officer. "Moreover, these resources enable management to focus its energies on operations, execute our growth strategies and seize potential opportunities."

Under Nasdaq Stock Market rules, stockholder approval will be required for the closing of the second stage of the investment since it would result in ownership by the investor of more than 50 percent of MTI's outstanding common shares.

The common stock issued, or to be issued upon stockholder approval, in this transaction has not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. MTI has agreed to use its best efforts to register all of the common stock relating to this transaction with the SEC as soon as practicable following the closing of the second stage. U.S. Bancorp Piper Jaffray acted as the financial advisor to Micro Therapeutics in this transaction.

About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive devices for the diagnosis and treatment of vascular disease. MTI was founded in June 1993 and shortly thereafter, launched a single line of minimally invasive devices for the treatment of blood clots. In addition to Onyx, MTI's current product line portfolio includes more than 130 medical devices serving the neuro vascular and peripheral vascular markets.

Statements contained in this press release which are not historical information, are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: the company's ability to obtain stockholder approval in connection with this transaction, product development, risks and results of clinical testing, demand and market acceptance risks, the impact of competitive products and pricing, regulatory approval and future product development. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.'s operating and financial results are described in the company's prospectus dated February 18, 1997, as well as in its Forms 10-QSB, 10-KSB and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.